UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-181924

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

ASB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	45-2463413
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

11 Church Street

Asheville, North Carolina 28801

(Address of Principal Executive Offices and Zip Code)

ASB Bancorp, Inc. 2012 Equity Incentive Plan; and

Asheville Savings Bank, S.S.B. Retirement Savings Plan.

(Full title of the plan)

Richard H. Moore

First Bancorp

Chief Executive Officer

300 SW Broad Street

Southern Pines, North Carolina 28387

(910) 246-2500

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

________________________________

Copies of all communications, including communications sent to the Agent for Service, requested to:

Iain MacSween, Esq.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

2000 Renaissance Plaza

230 N. Elm Street

Greensboro, North Carolina 27401

(336) 373-8850

________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statements on Form S-8 of ASB Bancorp, Inc. (“ASBB”), a North Carolina corporation and the holding company for Asheville Savings Bank, S.S.B., filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2010 (Registration No. 333-177442) and June 6, 2012 (Registration No. 333-181924) (the “Registration Statements”), registering 417,029 shares of common stock, par value $0.01 per share (“ASBB Common Stock”) under the Asheville Savings Bank, S.S.B. Retirement Savings Plan and 781,837 shares of ASBB Common Stock under the ASB Bancorp, Inc. 2012 Equity Incentive Plan.

On May 1, 2017, ASBB entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with First Bancorp (“First Bancorp”), a North Carolina corporation and the holding company for First Bank. Effective as of October 1, 2017, ASBB merged with and into First Bancorp, with First Bancorp as the surviving corporation. Also on October 1, 2017, Asheville Savings Bank, S.S.B. merged with and into First Bank, with First Bank as the surviving bank.

In connection with the merger, ASBB has terminated all offerings of ASBB Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by ASBB in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, ASBB hereby removes from registration any and all shares of ASBB Common Stock originally reserved under the Asheville Savings Bank, S.S.B. Retirement Savings Plan and the ASB Bancorp, Inc. 2012 Equity Incentive Plan that remain unissued as of the effective time of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southern Pines, State of North Carolina, as of this 2nd day of October, 2017.

FIRST BANCORP,
(successor by merger to ASB Bancorp, Inc.)

By: /s/ Richard H. Moore
Richard H. Moore
Chief Executive Officer